ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides that the holders of Class B Common Stock shall have the right to elect one of the Company's directors for so long as Prudential and its affiliates hold at least ten percent (10%) of the outstanding Common Stock, and that the holders of Class A Common Stock shall have the right to elect all of the remaining directors. At the Annual Meeting, seven Class A directors will be elected by the Class A stockholders and one Class B director will be elected by the Class B stockholders.

         Unless you request on your proxy card that voting of your proxy be withheld for any one or more of the following nominees for director, proxies of Class A Common Stock will be voted for the election of the seven nominees for Class A director named below and proxies of Class B Common Stock will be voted for the election of the one nominee for Class B director named below, all to serve until the next annual meeting of the stockholders and until their successors are elected or chosen. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxy will be voted for any nominee who shall be designated by the present Board to fill such vacancy.

         Certain information relating to each of the nominees is set forth below.


                           Class of Stock
Name of Nominee        Age Representing   Principal Occupation

Bart A. Brown, Jr.      63    Class A   Chairman of the Board of Directors and
                                        Chief Executive Officer of Color Tile Inc.

Joshua S. Friedman      39    Class A   Founding Director and Officer of Canyon
                                        Partners Incorporated

Stewart M. Kasen        56    Class A   President and Chief Executive Officer of
                                        Best Products, Inc.

William J. Nightingale  66    Class A   Senior Advisor of Nightingale & Associates,
                                        Inc., Corporate Director

George A. Poole, Jr.    64    Class A   Private Investor

S. Donley Ritchey       62    Class A   Managing Partner of Alpine Partners

Gary L. Tessitore       50    Class A   President and Chief Executive Officer of the
                                        Company

John P. Mullman         35    Class B   Senior Vice President - The Prudential
                                        Insurance Company of America

         There is no family relationship between any director or executive officer of the Company.

Nominees for Class A Directors

         Bart A. Brown, Jr. has served as the Chairman of the Board of Directors of the Company since July 14, 1994, its Chief Executive Officer from July 14, 1994 to May 15, 1995, and as director since September 1993. He is also currently Chairman of the Board of Directors and Chief Executive Officer of Color Tile Inc. which owns and operates flooring stores. From June 1990 to August 1995, he was Chairman of Circle K Corporation, which owns and operates convenience stores, and served as its Chief Executive Officer from June 1991 through July 1993. Prior to joining Circle K, he was an attorney practicing in the Cincinnati, Ohio area for over 30 years. Mr. Brown serves on the Board of Directors of Circle K Corporation, Barry's Jewelers, Inc. and Firstcity Financial Corporation. He received his B.S. in Accounting and Bachelor of Law degree from the

University of Louisville along with a Masters of Law from Georgetown University. Mr. Brown is admitted to practice law in both Kentucky and Ohio.

         Joshua S. Friedman is a founding director and officer of Canyon Partners Incorporated ("CPI"), a California corporation, positions he has held since 1990, and holds similar positions or limited partnership interests in its subsidiaries and affiliates. Mr. Friedman is in charge of CPI's merchant banking and direct investment activities. Prior to the formation of CPI, Mr. Friedman was an Executive Vice President and Co-Director of the Capital Markets Services Group of Drexel Burnham Lambert. Prior to 1984, he worked in the Mergers & Acquisitions Department of Goldman, Sachs & Company in New York. Mr. Friedman is a graduate of Harvard College (B.A.), Oxford University (M.A.), Harvard Law School (J.D.) and Harvard Business School (M.B.A.). Mr. Friedman currently holds no position as either a director or officer of the Company. In 1995 Mr. Friedman was elected to the board of directors of Showbiz Pizza Time, Inc.

         Stewart M. Kasen became a director of the Company in September 1993, and is currently President and Chief Executive Officer of Best Products, Inc. which operates discount retail stores, where he also serves as Chairman of the Board of Directors. In January 1991, Best Products, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code and emerged from bankruptcy on June 14, 1994. Mr. Kasen joined Best in October 1989 as President and Chief Operating Officer and was prompted to his current position in June 1991. He previously served as President of Emporium Capwell (retail stores) and President of Thalhimers (retail stores). He also serves on the Board of Directors of Markel Corporation. Mr. Kasen received his B.S. degree from Seton Hall University.

         William J. Nightingale became a director of the Company in September 1993. He has been a Senior Advisor of Nightingale & Associates, Inc., a general management consulting firm, since July 1995, after serving as the firm's Chairman and President since July 1975. In this previous capacity, he has provided executive management services for a number of companies. Prior to founding Nightingale & Associates, he was President and Chief Executive Officer of the Bali Company, Inc. Mr. Nightingale also serves as a director of Glasstech, Inc. and Rings End Inc., as well as a trustee of the Narragansett Tax Free Bond Fund (Rhode Island), Churchill Money Market Fund and Churchill Tax Free Bond Fund (Kentucky). He received his B.A. degree in Economics from Bowdoin College and an M.B.A. from Harvard Business School.

         George A. Poole, Jr. became a director of the Company in September 1993, and has been a private investor for more than the past five years. He currently serves as a director of U.S. Home Corporation, Bucyrus-Erie Company and Rock Island Foods, Inc. Mr. Poole received his B.A. degree from Yale University and his J.D. from Stanford University.

         S. Donley Ritchey became a director of the Company in September 1993, and currently serves on the Board of Directors of Pacific Telesis Group, McClatchy Newspapers, Inc., De La Salle Institute and Hughes Markets, Inc. Since May 1981, he has been the managing partner of Alpine Partners, an investment partnership. Mr. Ritchey has also served as Council Member/Mayor of the Town of Danville, California since December 1987. He is the former President, Chief Executive Officer and Chairman of the Board of Lucky Stores, Inc. where he worked for over 30 years prior to his retirement. He has previously served as a director of Lucky Stores, Inc., York International Corp., Levolor Corporation and Crocker National Bank. Mr. Ritchey received both his B.S. and M.S. degrees from San
Diego State University.

         Gary L. Tessitore became the President, Chief Executive Officer and a director of the Company on May 15, 1995. Prior to joining the Company, Mr. Tessitore was the President and Chief Operating Officer of Breed Technologies, Inc., a manufacturer of automotive safety equipment, from March 1993 to January 1995, an Executive Vice President and General Manager of the agricultural equipment and components group of J.I. Case Company from July 1990 to March
1993, and its Senior Vice President and Chief Financial Officer from 1988 to 1990. From 1968 to 1988, he held various positions with Ford Motor Company, an automobile manufacturer, including Vice President and Controller of its Ford New Holland Division. Mr. Tessitore received his B.S. degree from Villanova University in 1966 and his M.B.A. degree from the University of Maryland in 1968.

Nominee for Class B Director

         John P. Mullman became a director of the Company in September 1993 and previously served as a director from April 1992 to September 1992. He is a Senior Vice President and Portfolio Manager in the Private Placement Group of The Prudential Insurance Company of America (insurance and financial services). Mr. Mullman joined Prudential in 1987 and worked in the Financial Restructuring Group, Asset Sales and Syndications and the Corporate Finance Group prior to his current position. Mr. Mullman is a Chartered Financial Analyst and received his B.A. degree from the College of the Holy Cross and an M.P.P.M. from Yale University.

         The Board of Directors recommends a vote FOR each of the above nominees to the Board.

Agreements with Respect to the Nominees

         In September 1995, Canyon Capital Management, L.P. ("Capital Management"), certain affiliates and related parties thereof and entities over which Capital Management and such affiliates and parties exercise investment control or discretion ("Canyon Partners"), collectively beneficial owners of less than 5% of the Class A Common Stock, submitted the nominations of Mr. Friedman and two other individuals for election to the Company's Board of Directors. The Company believed that Canyon Partners was not entitled to pursue the election of nominees at the Company's Annual Meeting. Canyon Partners disputed the Company's position. The parties met to resolve these questions with an interest in avoiding potentially costly and protracted litigation. As a result of these negotiations, the parties entered into an agreement whereby Canyon Partners agreed to withdraw their nominations and the Company agreed to nominate Mr. Friedman as a Class A director for election at the Annual Meeting. The agreement also provides that the Company's Board of Directors will commence a search to identify an additional candidate to serve on its Board of Directors. Such individual must be acceptable to a majority of the Board of Directors, including Mr. Friedman. Once such individual is identified and agrees to serve, the Board of Directors will be expanded to comprise nine directors. The Company also agreed not to submit its stockholder rights plan, adopted in July 1995, to the stockholders for approval at the Annual Meeting. As a result, all rights thereunder will automatically terminate and the rights agreement will expire. In addition, the agreement with Canyon Partners includes the reimbursement to Canyon Partners by the Company for certain of its expenses, not to exceed $30,000.

         As described herein, the provisions of the Company's Certificate of Incorporation currently entitle Prudential to elect the Class B director. Mr. Mullman has been designated by Prudential to serve as the Class B nominee.

Certain Committees of the Board of Directors; Meetings

         The Board of Directors has standing audit and compensation committees.

         Members of the Compensation Committee are Messrs. Stewart M. Kasen, William J. Nightingale and S. Donley Ritchey. The functions of this Committee are to review annually and recommend to the Board of Directors the level of total compensation of the Chairman of the Board; review annually the recommendations of the Chairman of the Board concerning the salaries and incentive awards of certain senior officers; administer the Company's stock option plans; and review and make recommendations to the Board of Directors for changes in the Company's compensation and benefit plans and practices. The Compensation Committee held seven meetings during the fiscal year ended June 30, 1995.

         Members of the Audit Committee are Messrs.  Bart A. Brown,  Jr., George
A. Poole, Jr. and S. Donley Ritchey. The functions of this Committee are to receive from and review with the Company's independent auditors the annual report of such auditors: review with the independent auditors the scope of the succeeding annual examination; nominate the independent auditors to be selected each year by the Company's Board of Directors; ascertain the existence of adequate internal accounting and control systems; and review with management and the auditors current and emerging accounting and financial reporting requirements and practices affecting the Company. The Audit Committee held four meetings during the fiscal year ended June 30, 1995.

         The Board of Directors held eleven meetings during the fiscal year ended June 30, 1995. Each of the directors attended seventy-five percent (75%) or more of the aggregate number of meetings of the Board of Directors and of the committees on which such director served during the fiscal year ended June 30, 1995.

Directors' Compensation

         Each director of the Company who is not also an employee of the Company (other than the director designated by the holders of Class B Common Stock) receives an annual fee of $10,000, plus $2,000 for each Board meeting attended, $500 for each committee meeting attended that is held on the day immediately preceding or following a Board meeting, $750 for each committee meeting attended that is not held on the same day or day immediately preceding or following a Board meeting and $500 for participation in each telephonic meeting. During the 1995 fiscal year, an aggregate amount of $128,250 in fees was paid to directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

         Under the 1993 Directors' Stock Option Plan (the "Directors' Plan"), each director other than Mr. Mullman was granted an option to purchase 5,000 shares of Class A Common Stock at an exercise price of $10.00 per share plus an option to purchase 5,000 shares of Class A Common Stock at an exercise price of $11.67 per share. Of each such grant, 1,000 shares vested on September 2, 1994, 1,500 shares vested on September 2, 1995 and 2,500 will vest on September 2, 1996.

         In addition, on August 29, 1994, options to purchase 5,000 shares of Class A Common Stock were granted to each of the directors (other than Messrs. Brown and Mullman) at an exercise price of $8.875 per share under the New Management Stock Option Plan. The options vest in one-third increments on June 30, 1995, 1996 and 1997.
See "Stock Options" below.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


         The following table sets forth certain information as of September 12, 1995 as to shares of the Company's Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than five percent (5%) of any class of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.


                                                                                Shares                 Percentage
                                                                             Beneficially             Beneficially
                      Name of Beneficial Owner                                 Owned(1)                 Owned(1)

The Prudential Insurance Company of America(2).......................              2,161,160              31.1%
Robert Fleming, Inc. et al.(3).......................................                531,163              8.9%
Federated Investors(4)...............................................                319,090              5.3%
Joshua S. Friedman(5)................................................                256,500              4.3%
George A. Lamberth(6)................................................                138,449              2.3%
James E. Boyd(6),(7),(8),(9).........................................                 58,065                *
Robert L. Schmalz(6),(7),(8),(9).....................................                 55,309                *
Bart A. Brown, Jr.(7)................................................                 31,500                *
Donald C. Roof(6),(7),(8),(9)........................................                 27,402                *
Gary L. Tessitore(7).................................................                 15,000                *
George A. Poole, Jr.(7)..............................................                  9,167                *
Stewart M. Kasen(7)..................................................                  7,667                *
William J. Nightingale(7)............................................                  7,667                *
S. Donley Ritchey(7).................................................                  7,667                *
Michael L. Sarina(7),(9).............................................                  1,501                *
John P. Mullman(10)..................................................                    ---
All directors and executive officers as a group (11 persons)(6),(7)..                221,945              3.6%

- ----------
*        Less than one percent (1%).

(1) The number of shares beneficially owned includes shares which could be acquired upon exercise of warrants or options to acquire Class A Common Stock exercisable on September 12, 1995 or within sixty (60) days thereof. Except as set forth below, to the Company's knowledge, the person listed has sole voting power and sole investment power with respect to the shares beneficially owned.

(2) Includes shares held by Prudential Securities, including warrants to purchase an aggregate of 960,000 shares of Class A Common Stock. Also includes 100 shares of Class B Common Stock which are convertible into an equal number of shares of Class A Common Stock. Prudential holds all of the issued and outstanding Class B Common Stock. The holders of Class B Common Stock are entitled to elect one of the Company's directors for so long as Prudential and its affiliates own at least ten percent (10%) of the outstanding Common Stock. Pursuant to an agreement with the Company, Prudential has agreed (i) to convert any shares of Class B Common Stock into Class A Common Stock prior to any sale or other transfer thereof to a party which is not an affiliate of Prudential, (ii) to convert all of its shares of Class B Common Stock into Class A Common Stock at such time as Prudential's ownership of Class A Common Stock declines below ten percent (10%) of all of the issued and outstanding Class A Common Stock, and (iii) that, for so long as Prudential holds any shares of Class B Common Stock, the number of votes it will be entitled to cast for the election of directors as a holder of Class A Common Stock shall be reduced by a number of votes equal to (A) ten percent (10%) of the total number of outstanding shares of Class A and Class B Common Stock minus (B) the number of shares of Class B Common Stock then held by Prudential. The address for Prudential is 100 Mulberry Street, Four Gateway Center, 9th Floor, Newark, New Jersey 07102- 4069.

(3) Pursuant to a Schedule 13D filed with the Securities and Exchange Commission on January 12, 1995, Robert Fleming, Inc. ("RFI"), Philip S. Schaeffer, Michael E. Rowe, Sara H. Schaeffer, Louis P. Schaeffer,
         Marilyn J. Schaeffer, Frank E. Rowe, Jr., and Portfolio Press have identified themselves as a "group" formed for the purposes of acquiring, holding or disposing of securities of the Company. According to such Schedule 13D (as supplemented by letter dated September 27, 1995), RFI is the beneficial owner of 107,722 of such shares and has sole voting and investment power with respect thereto and Philip Schaeffer is the beneficial owner of 22,615 of such shares and has sole voting and investment power with respect thereto. The remaining 400,826 of such shares represent shares beneficially owned by advisory clients of RFI and as to which RFI has the voting power and investment power with respect thereto, which power is exercised by Philip Schaeffer on behalf of RFI. Mr. Schaeffer and RFI disclaim ownership of such 380,826 shares. The other persons listed in the Schedule 13D disclosed no share ownership as of the filing date. The address for Philip S. Schaeffer and Robert Fleming, Inc. is 320 Park Avenue, New York, New York 10022, attention Philip Schaeffer.

(4) The number of shares indicated represents shares beneficially owned by mutual funds advised by subsidiaries of Federated Investors which have the power to direct investments and vote the securities. For purposes of the reporting requirements under the Securities Exchange Act of 1934, as amended (the "1934 Act"), Federated Investors, its principal stockholders and its investment adviser subsidiaries may be deemed to be beneficial owners of such securities; however, in accordance with Rule 13d-4 under the 1934 Act, Federated Investors, its principal stockholders and its investment adviser subsidiaries declare that the filing of the Schedule 13G disclosing beneficial ownership of the securities should not be construed as an admission that they are beneficial owners of such securities, and Federated Investors, its principal stockholders and its investment subsidiaries expressly disclaim that they are in fact the beneficial owners of such securities. The address for Federated Investors is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

(5) Of such shares, 205,875 represent shares beneficially owned by entities advised by Capital Management, which exercises both voting and dispositive power with respect to such shares and 50,625 represent shares owned by CPI Securities, L.P. ("CPIS") which exercises both voting and dispositive power with respect to such shares. Since Capital Management and CPIS are each indirectly equally controlled by Mr. Friedman and two other individuals, Mr. Friedman and such other persons exercise both voting and dispositive power with respect to such shares. Mr. Friedman disclaims beneficial ownership of such shares.

(6)      Includes 130,970; 43,426; 43,190; 20,123; and 106,739 shares subject to warrants to purchase Class A Common Stock held by Messrs. Lamberth, Boyd, Schmalz, Roof and all directors and executive officers as a group, respectively.

(7)      Includes 2,167;  1,833;  30,000;  2,333;  15,000;  6,667; 6,667; 6,667;
         6,667; 1,500 and 79,501 shares subject to options to purchase Class A Common Stock held by Messrs. Boyd, Schmalz, Brown, Roof, Tessitore, Poole, Kasen, Nightingale, Ritchey, Sarina and all directors and executive officers as a group, respectively, which are exercisable on September 12, 1995 or within sixty (60) days thereof.

(8) Includes 6,318; 4,165; and 1,956 shares of Class A Common Stock held by the Company's Incentive Savings Plan allocated to Messrs. Boyd, Schmalz and Roof, respectively.

(9) Includes 1,175; 1,243; 1,001; and 1 shares of Class A Common Stock held by the Company's Employee Stock Ownership Plan allocated to Messrs. Boyd, Schmaltz, Roof and Sarina, respectively.

(10) Does not include 2,161,060 shares of Class A Common Stock (including shares subject to warrants) or 100 shares of Class B Common Stock held by Prudential and its affiliates. Mr. Mullman is a Senior Vice President in the Private Placement Group of Prudential.

                             EXECUTIVE COMPENSATION


         The following table sets forth a summary of annual and long-term compensation for the fiscal years ended June 30, 1995, 1994 and 1993 awarded to, earned by or paid to each Chief Executive Officer of the Company during the fiscal year ended June 30, 1995 and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officers) whose total annual salary and bonus for the fiscal year ended June 30, 1995 were in excess of $100,000:

                           Summary Compensation Table

                                                                                             Long-Term
                                                                                            Compensation
                                                          Annual Compensation                  Awards
                                                                                             Securities
                                                                                             Underlying
     Name and Principal                      Salary        Bonuses         Other Annual       Options/             All Other
          Position               Year        ($)(1)        ($)(2)         Compensation($)     SARs(#)         Compensation($)(3)
         ----------              ----        ------        ------         ---------------    ---------        ------------------


Bart A. Brown, Jr.,              1995      0             0                       327,202(4)       60,000(5)               18,500(5)
 Chairman and Chief              1994      0             0                             0          10,000                       0
 Executive Officer               1993      0             0                             0               0                       0
George A. Lamberth,              1995      11,953        0                         2,428(6)            0                 723,353(6)
 Chairman and Chief              1994      310,600       0                             0          24,594(7)                6,907
 Executive Officer               1993      305,111       145,399                       0               0                   4,224
Gary L. Tessitore,               1995      47,115        0                             0          60,000                       0
 President and Chief             1994      0             0                             0               0                       0
 Executive Officer               1993      0             0                             0               0                       0
Donald C. Roof,                  1995      164,323       25,000                        0          22,000                       0
 Senior Vice President-Chief     1994      156,655       24,000                        0          16,500(7)                1,615
 Financial Officer               1993      151,611       49,983                        0          20,000(8)                    0
James E. Boyd,                   1995      166,440       79,342                        0          21,500                   3,000
 President                       1994      146,630       25,820                        0          19,500(7)                3,000
 Duff-Norton Company, Inc.       1993      141,749       49,529                        0               0                       0
Robert L. Schmalz,               1995      151,664       0                             0           5,500                       0
 Vice President and General      1994      139,420       11,275                        0          13,500(7)                3,000
 Counsel                         1993      134,935       44,485                        0               0                       0
Michael L. Sarina,               1995      110,000       0                             0           9,000                       0
 Controller, Chief               1994      8,462         0                             0               0                       0
 Accounting Officer and          1993      0             0                             0               0                       0
 Secretary


- ----------

(1) Amounts shown include the dollar value of base salary (cash and noncash) earned by the executive officers named above, and any salary deferred under a Company-sponsored 401(k) or other deferred compensation plan.

(2) Amounts shown include the dollar value of bonuses (cash and noncash) earned by the executive officers named above, as well as accrued interest on certain bonuses not yet paid, and any bonus deferred under a Company-sponsored 401(k) or other deferred compensation plan.

(3)      Except  as  otherwise   indicated,   the  amounts   shown   consist  of
         contributions made by the Company to the Company-sponsored 401(k).

(4) Consists of consulting payments of $267,500, office reimbursements in the amount of $52,500 and payments made by the Company amounting to $7,202 for an automobile.

(5) Mr. Brown was granted options to purchase 60,000 shares of Class A Common Stock during fiscal year 1995; options covering 35,000 of such shares were canceled on June 30, 1995 in exchange for a payment of $17,500, which amount is included under "All Other Compensation." See "Compensation Committee Report on Executive Compensation" below. The remaining $1,000 of such compensation consists of director's fees.

(6) Mr. Lamberth resigned from the Company effective July 14, 1994 and received severance payments of $652,680 and vacation payments of $70,673. Mr. Lamberth's "Other Annual Compensation" of $2,428 consists of payments made by the Company for an automobile. As described under "Severance Agreement," the Company also paid attorney's fees incurred by Mr. Lamberth and continues to provide him with certain benefits.

(7) Of the options granted during the fiscal year ended June 30, 1994, one-third were forfeited as of each June 30, 1994 and June 30, 1995. See "Stock Options" below.

(8) The options to purchase 20,000 shares of common stock held by Mr. Roof were canceled in exchange for warrants to purchase Class A Common Stock as part of the Company's Third Amended Plan of Reorganization, which plan became effective September 2, 1993.

Stock Options

         The following tables summarize option grants to each of the Company's officers named in the Summary Compensation Table during the last fiscal year.


                                       Option Grants in Fiscal Year 1995(1)


                                                                                                      Potential Realizable Value at
                                                                                                         Assumed Annual Rates of
                                                                                                      Stock Price Appreciation for
                                                                Individual Grants                            Option Terms(2)


                                         Number of      % of Total
                                        Securities        Options
                                        Underlying      Granted to
                                          Options      Employees in     Exercise      Expiration
                                        Granted (#)   Fiscal Year(3)    Price ($/sh)      Date          5%($)         10%($)

      Bart A. Brown, Jr.                   60,000 (3)      13.2           7,875          7/14/2004       297,153        753,043
      George A. Lamberth                    0              --             --             --              --             --
      Gary L. Tessitore                    60,000 (4)      13.2           8.125          6/30/2005       306,586        776,949
      Donald C. Roof                       7,000  (5)      1.5            8.875          8/29/2004       39,070         99,011
                                           15,000 (6)      3.3            8.125          6/30/2005       76,646         194,237
      James E. Boyd                        6,500  (5)      1.4            8.875          8/29/2004       36,279         91,940
                                           15,000 (6)      3.3            8.125          6/30/2005       76,646         194,237
      Robert L. Schmalz                    5,500  (5)      1.2            8.875          8/29/2004       30,698         77,794
      Michael L. Sarina                    4,500  (5)      1.0            8.875          8/29/2004       25,116         63,650
                                           4,500  (6)      1.0            8.125          6/30/2005       22,994         58,271

- ----------

(1)      There were no SAR grants during the fiscal year ended June 30, 1995.

(2) The five percent (5%) and ten percent (10%) assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Class A Common Stock price.

(3) Mr. Brown was granted immediately exercisable options to purchase 60,000 shares of Class A Common Stock on July 14, 1994; options covering 35,000 of such shares were canceled on June 30, 1995. After giving effect to such cancellation, the % of Total Options Granted to Employees in Fiscal Year would have been 6.0% and the Potential Realizable Value at 5% and 10% would have been $123,814 and $313,768, respectively.

(4) Such options vest in one-fourth increments on June 30, 1995, 1996, 1997 and 1998.

(5) Such options vest in one-third increments on June 30, 1995, 1996 and 1997.

(6) Such options vest in one-third increments on June 30, 1996, 1997 and 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                    and 1995 Fiscal Year-End Option Values(1)


                                                                     Number of Securities        Value of Unexercised
                                                                    Underlying Unexercised           In-the-Money
                                                                      Options at Fiscal            Options at Fiscal
                                                                         Year End(#)                Year End($)(2)
                                      Shares
                                   Acquired on        Value              Exercisable/                Exercisable/
Name                               Exercise (#)    Realized($)           Unexercisable               Unexercisable

Bart A. Brown, Jr.                      0               0                    30,000/5,000                  6,250/0
George A. Lamberth                      0               0                               0                      0/0
Gary L. Tessitore                       0               0                   15,000/45,000                      0/0
Donald C. Roof                          0               0                    2,333/25,667                      0/0
James E. Boyd                           0               0                    2,167/25,833                      0/0
Robert L. Schmalz                       0               0                     1,833/8,167                      0/0
Michael L. Sarina                       0               0                     1,500/7,500                      0/0

- ----------

(1)      There were no SAR exercises during the fiscal year ended June 30, 1995.

(2) Calculated on the basis of the fair market value of the underlying securities at June 30, 1995 ($8.125 per share) minus the exercise price.

         The Company has adopted the New Management Stock Option Plan (the "Option Plan") which authorizes the granting of options covering up to 564,894 shares of Class A Common Stock of the Company to key employees and directors. In August 1993, options to purchase 376,494 shares were issued at an exercise price of $0.01 per share. Such options vest in one-third increments at the close of the fiscal years ending June 30, 1994, 1995 and 1996 if the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) for the relevant year is at least equal to the targets set forth in the Option Plan. The company's EBITDA for the fiscal years ended June 30, 1994 and June 30, 1995 were less than the respective targets for those years set forth in the Option Plan, so options representing 250,956 shares of Class A Common Stock have been forfeited.

         Options to purchase 188,298 shares along with any forfeited shares may be granted under the Option Plan at exercise prices and upon such other terms as determined by the Company's Board of Directors. Options to purchase 60,000 shares of Class A Common Stock at an exercise price of $7.875 were granted to Bart A. Brown, Jr., upon becoming Chairman and Chief Executive Officer on July 14, 1994. All of these options were vested at the time of grant. Options covering 35,000 of such shares were canceled on June 30, 1995. On August 29, 1994, options to purchase an additional 200,000 shares of Class A Common Stock at an exercise price of $8.875 per share were granted to certain officers and directors of the Company, including Messrs. Kasen, Nightingale, Poole, Ratchey, Boyd, Roof, Schmalz and Sarina. These options vest in one-third increments on June 30, 1995, 1996 and 1997. On June 30, 1995, options to purchase an additional 193,150 shares of Class A Common Stock at an exercise price of $8.125 per share were granted to certain officers of the Corporation, including Messrs. Tessitore, Boyd, Roof and Sarina. These options vest in one-third increments on June 30, 1996, 1997 and 1998, except for 60,000 shares issued to Mr. Tessitore which vest in one-fourth increments on June 30, 1995, 1996, 1997 and 1998.

Pension Plans

         The following two tables show estimated pension benefits for certain employees of the Company. The first table shows the estimated annual pension payable under the Spreckels Sugar Company, Inc. Salaried Pension Plan (the "Spreckels Plan") in conjunction with any benefit that is payable under the Company's Excess Benefit Plan (the "Excess Plan"). The calculations relate to employees at various earnings classifications retiring on June 30, 1995 at age 65, with representative years of service, assuming that the employees had elected a single life annuity form of payment.

         The second table shows the estimated annual pension payable under the Retirement Plan for Salaried Employees of Duff-Norton Company, Inc. (the "Duff-Norton Plan") in conjunction with any benefit payable under the Excess Plan. The calculations relate to employees at various earnings classifications retiring on June 30, 1995 at age 65, with representative years of service, assuming that the employees had elected a single life annuity form of payment. Prior to June 30, 1979, employees were required to contribute to the Duff-Norton Plan in order to accrue any benefit, and the calculations assume that the employees made contributions to that plan prior to June 30, 1979 and had begun participation at the earliest possible date.

         While the Spreckels Plan and the Duff-Norton Plan are funded, qualified pension plans, the Excess Plan is an unfunded, nonqualified plan. The Excess Plan pays those benefits that exceed the limitations of the Internal Revenue Service Code of 1986 (the "Code") applicable to qualified pension plans such as the Spreckels Plan and the Duff-Norton Plan. For example, for the 1995 fiscal year neither qualified plan may base a benefit on compensation in excess of $150,000, and since 1994 the annual compensation that may be taken into account under the plans has been subject to a $150,000 indexed limit. In addition, no qualified plan may pay out an annual age 65 benefit in excess of $120,000 in 1995. Thus, any benefit accrued in excess of these limits would be payable from the Excess Plan.


                               PENSION PLAN TABLES

                         Spreckels Plan and Excess Plan



                                                              Years of Service
    Remuneration             15                 20                 25                 30                 35
    ------------             --                 --                 --                 --                 --

      $125,000               $ 27,000           $ 36,000           $ 45,000           $ 54,000            $ 62,000
      150,000                  32,000             43,000             54,000             65,000              76,000
      175,000                  38,000             51,000             63,000             76,000              89,000
      200,000                  44,000             58,000             73,000             87,000             102,000
      225,000                  49,000             66,000             82,000             99,000             115,000
      250,000                  55,000             73,000             91,000            110,000             128,000
      300,000                  66,000             88,000            110,000            132,000             154,000
      400,000                  89,000            118,000            148,000            177,000             207,000
      450,000                 100,000            133,000            166,000            200,000             233,000
      500,000                 111,000            148,000            185,000            222,000             259,000


         Messrs. Lamberth, Roof, Schmalz, Tessitore and Sarina participate in the Spreckels Plan. The remuneration on which benefits are based is the employee's "average annual compensation." Under the Spreckels Plan, average annual compensation is the average of the employee's total annual compensation paid during the three-plan-year period in which compensation is the highest out of the final ten years of employment. At the close of fiscal year

1995, Messrs. Lamberth, Roof, Schmalz, Tessitore and Sarina were credited with 19, 10.25, 23.5, .17 and 1.08 years of service, respectively, under the Spreckels Plan. Although benefits under the Spreckels Plan are determined under an integrated formula, benefits under the Excess Plan are not subject to offset.


                        Duff-Norton Plan and Excess Plan


                                                                   Years of Service
       Remuneration                  15                  20                    25                   30                 35
       ------------                  --                  --                    --                   --                 --

         $125,000                    $ 27,800            $ 37,000                $46,300           $ 55,500            $ 64,800
          150,000                      33,400              44,500                 55,600             66,800              77,900
          175,000                      39,000              52,000                 65,000             78,000              91,000
          200,000                      48,600              59,500                 74,400             89,300             104,100
          225,000                      50,300              67,000                 83,800            100,500             117,300
          250,000                      55,900              78,500                 93,100            111,800             130,400
          300,000                      67,100              89,500                111,900            134,300             156,600
          400,000                      89,600             119,500                149,400            179,300             209,100
          450,000                     100,900             134,500                168,100            201,800             235,400
          500,000                     112,100             149,500                186,900            224,300             261,600


                  Mr. Boyd participates in the Duff-Norton Plan. The remuneration on which benefits are based is the employee's "average annual compensation." Under the Duff-Norton Plan average annual compensation is the average of the employee's total annual compensation paid during the three-year-plan period in which compensation is the highest out of the final ten years of employment. Total annual compensation is the amount of salary and bonus from the Summary Compensation Table. At the close of fiscal year 1995, Mr. Boyd was credited with 20.6 years of service under the Duff-Norton Plan. Although plan benefits are determined under an integrated formula, benefits accrued under the Excess Plan are not subject to offset.

Severance Agreement

                  In connection with his resignation from the Company, effective July 14, 1994, George A. Lamberth received a severance payment in the amount of $652,680 pursuant to his severance agreement with the Company. Pursuant to this agreement, the Company paid Mr. Lamberth's attorney's fees in connection with negotiating the agreement, and Mr. Lamberth will also receive certain benefits, including health insurance, life insurance and disability coverage, until two years from the date of his termination of employment. It is the Company's policy generally to pay the other named executive officers one-year's base salary upon involuntary termination.

Compensation Committee Interlocks and Insider Participation

                  The Company established a Compensation Committee in September 1993, the current members of which are Messrs. Stewart M. Kasen, William J. Nightingale and S. Donley Ritchey, none of whom are or have been officers or employees of the Company or any of its subsidiaries.

Compensation Committee Report on Executive Compensation

                  The Compensation Committee of the Board of Directors was established in September 1993 and is comprised entirely of independent outside directors. The Committee approves compensation objectives for all management employees, reviews and approves compensation for the Company's executive officers and certain of the Company's compensation plans.

         Policies and Objectives

                  The Compensation Committee believes that the overall objective of its executive compensation policies is to provide programs that motivate key executives to advance both the short-term and long-term interests of the Company's stockholders. The Committee's goals are to:

                  o provide compensation incentives that are linked to the overall performance of the Company, its business segments and units, and individual employees;
                  o align the interests of the Company's executive employees with those of its stockholders through stock ownership; and
                  o provide competitive compensation and benefits at levels which enable the Company to attract and retain high quality employees.

         Compensation Programs

                  The Company's executive compensation program includes base salary, annual incentive bonuses and stock options, each of which is tied to performance and objectives. In addition, during fiscal 1995 the Compensation Committee engaged a leading compensation consulting firm to review the structure and levels of the Company's executive compensation program and to recommend changes necessary to remain competitive and properly encourage performance.

                  Executive officer base salary levels consider salary survey information for similar companies, as determined by the Committee's compensation consultant and reviewed by the Committee. The Committee approves the base salary of each executive officer based on the recommendations of the Chief Executive Officer and review by the Committee of the individual performance of each executive, taking into consideration the overall performance of the Company and, where applicable, the performance of the business units or segment for which the executive had management responsibility. The Chief Executive Officer's base salary is determined by the Committee's evaluation of individual and Company performance.

                  Annual incentive bonus awards are determined with reference to internal performance targets and objectives set at the beginning of each fiscal year. The performance targets for fiscal 1995 for executives with business unit responsibility were specific operating earnings and working capital targets for such business units. Executives with overall corporate responsibilities had performance targets based on the net income results of the Company for the year. In addition, the individual performance of each executive officer is reviewed by the Committee in considering incentive bonus payments.

                  Individual executive stock options awards are based on the level of position, individual contribution and the Company's stock ownership objectives for executives. The purpose of option grants is to closely align the financial interests of executive officers with those of stockholders, particularly over the long term. Compensation from stock options is ultimately determined by the Company's long-term performance, since stock option value is entirely dependent on the long-term growth of the Company's stock price.

Compensation of the Chief Executive Officer

                  Mr. Brown became the Chief Executive Officer of the Company on July 14, 1994 and received a monthly fee of $25,000 plus $5,000 for office expenses under the terms of a consulting contract with the Company. Mr. Brown was granted options to purchase 60,000 shares of Class A Common Stock of the Company at $7.875 per share on July 14, 1994. No incentive bonus payments were made to Mr. Brown for fiscal 1995. Mr. Brown remains Chairman of the Board of the Company, but resigned as Chief Executive Officer on May 15, 1995. On June 30, 1995, options held by Mr. Brown covering 35,000 shares were canceled and Mr. Brown received a payment of $17,500, representing the difference between the exercise price for the options and $8.125, the market value of the stock on June 30, 1995.

                  Mr. Tessitore became Chief Executive Officer of the Company on May 15, 1995 at a base salary of $350,000 which was determined in accordance with the base salary guidelines set forth in this report. Mr. Tessitore did not receive an incentive bonus for fiscal 1995. Mr. Tessitore was granted options to purchase 60,000 shares of Class A Common Stock of the Company at an exercise price of $8.125 per share on June 30, 1995. The options vest in 15,000 share increments on June 30 of each of the years 1995-98.

                           Compensation Committee of the Board of Directors

                            S. Donley Ritchey, Chairman
                            Stewart M. Kasen
                            William J. Nightingale

                          STOCK PRICE PERFORMANCE GRAPH

                  The following graph compares the cumulative total stockholder return (changes in stock price plus reinvested dividends) of the Company's Class A Common Stock with the Nasdaq Non-Financial Index (U.S.) and the Standard & Poor's 500 Stock Index. Although such a graph would normally be for a five-year period, the Company's Class A Common Stock has been traded only since January 6, 1994 and, as a result, the following graph commences as of such date. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Class A Common Stock.

              Comparison of Cumulative Total Return Among Spreckels
           Industries, Inc., the Standard & Poor's 500 Stock Index and
                      the Nasdaq Non-Financial Index (U.S.)



[Comparison chart appears here. Plot points are below]

                             Stock Price Performance

                              1/6/94      6/30/94      6/30/95
Spreckels Industries, Inc.     $100         $86          $82
S & P 500                      $100         $96          $121
Nasdaq Non-Financial           $100         $89          $120

                              CERTAIN TRANSACTIONS


                  Under the indenture governing the Company's 11 1/2% Senior Secured Notes and under its secured revolving credit facility, the Company is generally precluded from entering into any transaction with any affiliate of the Company (including officers and directors) or any five percent (5%) stockholder unless the Board of Directors determines in good faith that the transaction is as favorable to the Company as terms that could be obtained at the time for comparable transactions in arm's-length dealings with unaffiliated parties.

                  The Company in the normal course of its operations purchases insurance from The Prudential Insurance Company of America, which is a more than five percent (5%) stockholder of the Company. During fiscal 1995, the dollar value of such purchases was $1, 477,929. The Company believes that the cost and terms of such insurance are substantially similar to, or more favorable to, the Company than those it could obtain from parties not affiliated with the Company. For information concerning the Company's agreement with Prudential relating to its ownership of Class A and Class B Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

                STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

                  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1996 Annual Meeting must be received by the Secretary of the Company no later than June 5, 1996 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  Pursuant to SEC regulations, the Company is required to identify the names of persons who failed to file or filed late a report required under Section 16(a) of the Securities Exchange Act of 1934. Generally, the reporting regulations under Section 16(a) require directors, executive officers and greater than 10% stockholders to report changes in ownership of Company securities. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended June 30, 1995, the Company believes that all of its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them.

                                  OTHER MATTERS

                  The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

                  Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.


                             By Order of the Board of Directors

                             Michael L. Sarina
                             Corporate Controller, Chief
                             Accounting Officer and Secretary


Charlotte, North Carolina
October 3, 1995

                  Upon written request of any person receiving this Proxy Statement, the Company will provide, without charge, a copy of its 1995 annual report on Form 10-K, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission. Any such request should be addressed to the Company at One Morrecroft Centre, 6805 Morrison Blvd., Ste. 450, Charlotte, North Carolina 28211, attention Michael L. Sarina. The request must include a representation that as of September 15, 1995, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting.